EXHIBIT 99.3
FINANCIAL GUIDANCE SUMMARY
2006 Financial Guidance
(in millions, except per share amounts)

		Six Months Ended		Year Ended
	Six Months Ended	December 31, 2006		December 31, 2006
	June 30, 2006	Range		Range
Revenue	$106.7	$137.0	$142.0	$243.7	$248.7

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	16.1	32.4	34.5	48.5	50.6

Adjusted EBITDA per diluted common share	$0.28	$0.55	$0.58	$0.83	$0.87

Interest income	2.9	1.7	2.0	4.6	4.9
Depreciation and amortization	7.5	12.7	12.3	20.2	19.8
Non-cash advertising	2.8	4.8	4.6	7.6	7.4
Non-cash stock-based compensation	14.0	13.4	13.4	27.4	27.4 (b)
Income tax provision	—	2.1	2.1	2.1	2.1
	—

Net income (loss)	$(5.3)	$1.1	$4.1	$(4.1)	$(1.2)

Net income (loss) per common share:
Basic	$(0.09)	$0.02	$0.07	$(0.08)	$(0.02)

Diluted	$(0.09)	$0.02	$0.07	$(0.08)	$(0.02)

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.1	56.1	56.1	56.1
Diluted	57.9	59.0	59.0	58.5	58.5

(a)	See Annex A — Explanation of Non-GAAP Financial Measures.

(b)	Includes approximately $24.0 or $0.41 to $0.43 per share relating to the adoption of FAS 123R on January 1, 2006.

Supplementary 2006 Quarterly Guidance
(in millions, except percentages and per share amounts)

	Quarter Ended		Quarter Ended
	September 30, 2006		December 31, 2006
	Range		Range
Revenue	$64.0	$66.0	$73.0	$76.0

Net income (loss)	(1.8)	(0.4)	2.9	4.5
% of revenue	-2.8%	-0.6%	4.0%	5.9%

Net income (loss) per common share:
Basic	$(0.03)	$(0.01)	$0.05	$0.08
Diluted	$(0.03)	$(0.01)	$0.05	$0.08

Weighted-average shares outstanding used in computing net income (loss) per common share:
Basic	56.1	56.1	56.1	56.1
Diluted	56.1	56.1	59.0	59.0

% of revenue
Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	20.7%	21.5%	26.2%	26.7%

Stock-based compensation expense	-12.3%	-12.0%	-7.5%	-7.2%

Interest, taxes, depreciation, amortization and non-cash advertising	-11.2%	-10.1%	-14.7%	-13.6%

Net income (loss)	-2.8%	-0.6%	4.0%	5.9%

(a)	See Annex A — Explanation of Non-GAAP Financial Measures.